Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS THIRD QUARTER NET INCOME OF $627 MILLION OR $1.21 PER DILUTED SHARE

REVENUES OF $2.0 BILLION, UP 10% OVER THE PRIOR YEAR

Riverwoods, IL, September 27, 2012 – Discover Financial Services (NYSE: DFS) today reported net income of $627 million or $1.21 per diluted share for the third quarter of 2012, as compared to $649 million or $1.18 per share for the third quarter of 2011.  The company’s return on equity was 28%.  Strong year-over-year revenue growth and lower charge-offs were offset by lower loan loss reserve releases and increased legal expense due to accruals associated with the recently concluded Federal Deposit Insurance Corporation (FDIC) and Consumer Financial Protection Bureau (CFPB) regulatory matter.

Third Quarter Highlights

•	Total loans grew $5.1 billion, or 9%, from the prior year to $59.2 billion.

•	Credit card loans grew $1.9 billion, or 4%, to $48.1 billion and Discover card sales volume increased 4% from the prior year.

•	Credit card loan delinquencies and net charge-offs reached historic lows with a delinquency rate for loans over 30 days past due of 1.81% and a net charge-off rate of 2.43%.

•	Payment Services pretax income was up 31% from the prior year to $49 million. Transaction volume for the segment was $50.3 billion in the quarter, an increase of 13% from the prior year.

“Our business segments demonstrated solid performance during the quarter,” said David Nelms, chairman and CEO of Discover.  “Card sales and receivables grew in a challenging environment while credit quality continued to improve.  We successfully launched Discover Home Loans in June, which expanded our direct banking product suite.  In payments, we signed agreements with PayPal, Industrial and Commercial Bank of China, and most recently Russian Standard Bank to enhance our global presence and leverage our existing infrastructure.”

Segment Results:

Direct Banking

Direct Banking pretax income of $963 million in the quarter was down $46 million, or 5%, from the prior year.

Discover card sales volume grew 4% from the prior year to $27.2 billion.  Credit card loans ended the quarter at $48.1 billion, up 4%, or $1.9 billion, from the prior year.

Total loans ended the quarter at $59.2 billion, up $5.1 billion, or 9%, compared to the prior year.  Private student loans increased $2.9 billion, including the acquisition of a $2.4 billion student loan portfolio in the fourth quarter of 2011.  Personal loans increased $675 million from the prior year.

Net interest margin was 9.44%, up 18 basis points from the prior year.  The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower total yield.  Credit card yield was 12.27%, a decrease of 19 basis points from the prior year.  The decline in credit card yield from the prior year reflects a decline in higher rate balances and an increase in promotional rate balances, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 47 basis points from the prior year as the company continued to take advantage of available low rate funding.

Net interest income increased $133 million, or 11%, from the prior year, benefiting from loan growth and lower interest expense. This was partially offset by a decline in credit card and student loan yields. The delinquency rate for credit card loans over 30 days past due was 1.81%, an improvement of 62 basis points from the prior year.  The credit card net charge-off rate decreased to 2.43% for the third quarter of 2012, down 142 basis points from the prior year.

Net charge-offs were $151 million lower than the prior year as a result of the continued decline in delinquencies and bankruptcies. Provision for loan losses of $126 million increased $26 million, or 26%, from the prior year, driven by a lower reserve release partially offset by the decline in charge-offs.  The reserve release for the third quarter of 2012 was $182 million reflecting the impact of a 43 basis point decline in the reserve rate from the prior quarter partially offset by additional reserves due to loan growth.   The third quarter of 2011 included a reserve release of $359 million.

Other income increased $25 million, or 5%, from the prior year primarily due to revenue from Discover Home Loans, which was launched in June 2012 after acquiring Home Loan Center assets from Tree.com, and higher interchange revenue.  Increases in other income were partially offset by higher customer rewards.

Expenses were up $178 million, or 29%, from the prior year.  The increase was primarily due to a $94 million year-over-year increase in expenses for legal reserves associated primarily with the FDIC and CFPB matter.  Excluding the change in legal reserves, expenses increased 14% from the prior year primarily due to the Home Loan Center acquisition, higher marketing expenses and higher headcount.

Payment Services

Payment Services pretax income was $49 million in the quarter, up $11 million, or 31%, from the prior year.  Revenue increased $17 million, primarily driven by an increase in higher margin point-of-sale transactions on the PULSE network.  Expenses were up $6 million from the prior year.

Payment Services dollar volume was $50.3 billion for the third quarter of 2012, up 13% from the prior year, driven by higher PULSE and third-party issuer volume.

Share Repurchases

In the third quarter of 2012, the company repurchased approximately 10 million shares of common stock for $350 million. Shares outstanding declined by 1.9% from prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its third quarter results on Thursday, September 27, 2012, at 9:00 am. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, online savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including those related to financial regulatory reform, consumer financial services practices, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan portfolio; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; fraudulent activities or material security breaches of key systems; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company’s ability to introduce new products or services; the company’s ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2011; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Reports on Form 10-Q for the quarters ended February 29, 2012 and May 31, 2012; and "Risk Factors" in the company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2012, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Aug 31, 2012	May 31, 2012	Aug 31, 2011
EARNINGS SUMMARY
Interest Income	$1,695	$1,656	$1,599
Interest Expense	325	341	362
Net Interest Income	1,370	1,315	1,237

Discount/Interchange Revenue	533	514	517
Rewards	268	248	234
Discount and Interchange Revenue, net	265	266	283
Protection Products Revenue	104	101	108
Loan Fee Income	80	77	84
Transaction Processing Revenue	59	52	44
Other Income	86	37	33
Total Other Income	594	533	552

Revenue Net of Interest Expense	1,964	1,848	1,789

Provision for Loan Losses	126	232	100

Employee Compensation and Benefits	274	249	242
Marketing and Business Development	161	119	133
Information Processing & Communications	69	72	64
Professional Fees	107	110	106
Premises and Equipment	20	19	18
Other Expense	195	180	79
Total Other Expense	826	749	642

Income Before Income Taxes	1,012	867	1,047
Tax Expense	385	330	398
Net Income	$627	$537	$649

Net Income Allocated to Common Stockholders	$621	$532	$642

PER SHARE STATISTICS
Basic EPS	$1.21	$1.01	$1.18
Diluted EPS	$1.21	$1.00	$1.18
Common Stock Price (period end)	$38.73	$33.11	$25.16
Book Value per share	$18.02	$17.20	$14.88

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$963	$820	$1,009
Payment Services	49	47	38
Total	$1,012	$867	$1,047

BALANCE SHEET SUMMARY
Total Assets	$73,909	$72,083	$65,726
Total Liabilities	64,763	63,184	57,720
Total Equity	9,146	8,899	8,006
Total Liabilities and Stockholders' Equity	$73,909	$72,083	$65,726

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$59,157	$57,058	$54,082
Average Loans 1, 2	$57,721	$56,180	$53,013

Interest Yield	11.50%	11.55%	11.83%
Net Principal Charge-off Rate	2.12%	2.42%	3.43%
Net Principal Charge-off Rate excluding PCI Loans 3	2.32%	2.66%	3.63%
Delinquency Rate (over 30 days) 3	1.71%	1.81%	2.35%
Delinquency Rate (over 90 days) 3	0.81%	0.91%	1.17%
Net Principal Charge-off Dollars	$308	$342	$459
Net Interest and Fee Charge-off Dollars	$92	$110	$151
Loans Delinquent Over 30 Days 3	$931	$941	$1,203
Loans Delinquent Over 90 Days 3	$441	$474	$599

Allowance for Loan Loss (period end)	$1,687	$1,869	$2,273
Change in Loan Loss Reserves	($182)	($110)	($359)
Reserve Rate 4	2.85%	3.28%	4.20%
Reserve Rate Excluding PCI Loans 3, 4	3.11%	3.59%	4.44%

CREDIT CARD LOANS STATISTICS
Ending Loans	$48,124	$46,610	$46,178
Average Loans	$47,067	$45,772	$45,343

Interest Yield	12.27%	12.35%	12.46%
Net Principal Charge-off Rate	2.43%	2.79%	3.85%
Delinquency Rate (over 30 days)	1.81%	1.91%	2.43%
Delinquency Rate (over 90 days)	0.89%	0.99%	1.22%
Net Principal Charge-off Dollars	$287	$322	$440
Loans Delinquent Over 30 Days	$870	$890	$1,121
Loans Delinquent Over 90 Days	$427	$459	$565

Allowance for Loan Loss (period end)	$1,522	$1,713	$2,154
Change in Loan Loss Reserves	($191)	($122)	($365)
Reserve Rate	3.16%	3.68%	4.66%

Total Discover Card Volume	$29,763	$28,140	$28,455
Discover Card Sales Volume	$27,202	$26,115	$26,271

NETWORK VOLUME
PULSE Network	$40,990	$42,001	$35,109
Third-Party Issuers	2,231	2,189	1,984
Diners Club International 5	7,041	7,205	7,428
Total Payment Services	50,262	51,395	44,521
Discover Network - Proprietary	28,085	26,985	27,133
Total	$78,347	$78,380	$71,654

1 Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

  Note:  See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

CONTACT:
Discover Financial Services
Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com
or
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

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